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Focus Financial Partners Inc.
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Focus Financial Partners Announces Change of Location of Annual Meeting of Stockholders to be Held on June 3, 2020

New York, NY — May 21, 2020 — Focus Financial Partners Inc. (NASDAQ: FOCS) (“Focus”, the “Company” or “our”), a leading partnership of independent, fiduciary wealth management firms, today announced that the location of its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed to 1 Hollow Lane, #201, Lake Success, NY 11042. The Annual Meeting will still be held on Wednesday, June 3, 2020 at 9 a.m. Eastern time.

As noted in our 2020 proxy statement, only stockholders of record of the Company as of the close of business on April 6, 2020 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The proxy statement is available at http://www.astproxyportal.com/ast/22304/.

About Focus Financial Partners Inc.

Focus Financial Partners is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives. For more information about Focus, please visit www.focusfinancialpartners.com.

Investor and Media Contact

Tina Madon

Senior Vice President

Head of Investor Relations & Corporate Communications

Focus Financial Partners

P: +1-917-231-4684

tmadon@focuspartners.com